Exhibit 10.40

March 17, 2003

VIA CERTIFIED MAIL AND RETURN RECEIPT

Mr. John Happ

3541 Kahawalu Street

Honolulu, HI   96817

Dear John:

                This letter, upon your signature, will constitute a Separation Agreement (“Agreement”) between you and Hawaiian Airlines, Inc. (“the Company”) setting forth the terms of your separation from employment with the Company.

1.                                       Your separation from employment was effective as of February 15, 2003 (the “Separation Date”).  You were paid your salary through the Separation Date, with your final paycheck being on February 20, 2003.  You agreed that the Company could issue your final paycheck in the regular payroll cycle on February 20, 2003, and waived the provisions of Hawaii Revised Statutes Section 388-3, which absent your waiver would have required your final paycheck to be given to you on February 15, 2003.

2.                                       On or before February 15, 2003, you returned to the Company any Company property you had in your possession, including any information in any form that you had about the Company’s practices, strategies, procedures or trade secrets, including but not limited to, customer data, lists and accounts, personnel information, growth plans, business plans, and marketing strategies (collectively, “the Company’s Property and Information”).  You will not retain any copies of the Company’s Property and Information in any form or medium, except you may retain copies of personnel documents previously provided to you regarding your own employment by the Company.

3.                                       In consideration of your acceptance of the terms of this Agreement, the Company will provide you with a lump sum of $15,000, less customary payroll deductions, to be paid to you in the first regular paycheck following the date that you sign this Agreement (“the Effective Date”) plus an additional sum of $422,277.91, less customary payroll deductions, to be paid to you in thirty-six equal semi-monthly installments on the 5th and 20th days of each calendar month beginning on March 5, 2003, and continuing through August 20, 2004.  The foregoing payments are referred to herein as the Separation Payment.  The Company’s payment of this Separation Payment is conditioned upon your compliance with the terms of this Agreement, which includes your waiver of ALL CLAIMS you have or might have against the Company and the below-described Company Releasees through the Effective Date.  In addition, you, your spouse, and your eligible dependents will be entitled to travel benefits for eighteen months after the Separation Date under conditions applicable to active Company officers at the Senior Vice President level. You will also be covered under the Company’s Accidental Death and Dismemberment and Group Life Insurance Stock plans through August 31, 2004, under conditions applicable to active Company officers at the Senior Vice President level. The Stock Option grants to you of February 27, 1998, and June 30, 2000, as amended, (collectively “the Amended Stock Option Grants”) shall  be as provided in terms of the Amended Stock Option Grants, which are attached hereto as Appendix “A” and incorporated herein as provisions of this Agreement.

4.                                       You waive, release and forego ANY AND ALL CLAIMS that you have or might have through the Effective Date of this Agreement against the Company and any of its predecessors, related entities, officers, directors, shareholders, agents, attorneys, employees, insurers, successors or assigns (collectively, “the Company Releasees”) arising from or related to your employment with the Company, and/or arising from or related to your separation from employment with the Company, and/or arising from or related to any conduct, event, or failure to act by any Company Releasee from the beginning of time through the Effective Date (collectively, “the Released Claims”).

The Released Claims include, but are not limited to, claims arising under statutory or common law in the United States (including federal, state or local jurisdictions) or any foreign country.  The released claims include, but are not limited to, claims under anti-discrimination statutes such as Title VII of the Civil Rights Act, the federal Age Discrimination in Employment Act (“ADEA”), and Hawaii’s civil rights laws (Hawaii Revised Statutes Chapter 368 and 378); claims under wage and hour laws; claims under the laws of contract and tort (such as claims for breach of contract, infliction of emotional distress, defamation, invasion of privacy, wrongful termination, etc.); and claims for attorneys’ fees and/or costs.  The Released Claims further specifically include any and all claims arising under or related to the terms of the “Amended and Restated Employment Agreement” between you and the Company which was effective as of September 1, 2002 (“the Employment Agreement” attached hereto as Appendix “B”) and amended by letter dated October 2, 2002 (“the Letter Amendment” attached hereto as Appendix “C.”  By agreeing to the terms of this Agreement, you understand and agree that the Letter Amendment in its entirety and Paragraphs 1-4 and 6-7 of the Employment Agreement are rescinded as of the Separation Date and that any right or privilege you may have had under the Letter Amendment or Paragraphs 1-4 and 6-7 of the Employment Agreement ceased to exist as of the Separation Date.  You further agree that the provisions of Paragraphs 5 and 8-18 of the Employment Agreement shall continue and are expressly incorporated by reference into this Agreement.

5.                                       The Company and you agree that any inquiries regarding verification of your employment will be handled through the Company’s People Services Group.  As is the

Company’s practice, we will only release information confirming your dates of employment and the title of the last position you held with the Company.

6.                                       The Company agrees that neither its officers nor its directors will make any disparaging, negative or derogatory statements about you.  You agree that you will not make any disparaging, negative or derogatory comments about the Company or the Company Releasees.

7.                                       You further agree as follows:

a.                                       Unless required by law, you will not disclose to others or use the Company’s Property and Information.  However, you may disclose the terms of Paragraph 8 (“NONCOMPETITION PROVISIONS”) of the Employment Agreement to any company or person with whom you seek or obtain employment during the term of your noncompetition obligations under Paragraph 8.

b.                                      Unless required by law, you will not disclose to others the terms of this Agreement or the benefits being paid under it or the fact of their payment except that you may disclose this information to your spouse or to your attorney, accountant or other professional advisor to whom you must make the disclosure in order for them to render professional services to you.  You will instruct anyone to whom you make a permitted disclosure that he or she is to maintain the confidentiality of this information just as you must.

c.                                         You agree to make yourself available at reasonable times and locations to to assist the Company in the Irene Ross litigation, with the Company to pay for any necessary and pre-authorized travel expenses.

8.                                       To the extent permitted by law, if you breach any of your obligations under this Agreement, the Company will be entitled to recover the benefits paid under this Agreement and to obtain all other relief provided by law or equity.

9.                                       You agree that you will not seek reinstatement to the Company nor apply for employment with the Company or its related entities.

10.                                 The following is required by the Older Workers Benefit Protection Act:

This Agreement includes a waiver of any claims you may have under the Age Discrimination in Employment Act (“ADEA”) through the Effective Date of the Agreement. You have 21 days from your receipt of this letter to accept the terms of this Agreement, although you may accept it at any time within those 21 days.  To properly weigh the advantages and disadvantages of signing this Agreement and waiving your ADEA claims, you are advised to consult an attorney about this Agreement prior to signing.  If you want to accept the Agreement prior to the expiration of the 21 days, you will need to indicate your waiver of the 21-day consideration period by signing in the space indicated below.  After your acceptance of this Agreement, you will have an additional seven days in which to revoke the Agreement.

11.                                 This Agreement represents the complete agreement of the parties and supersedes any and all prior agreements.  This Agreement may only be amended in writing signed by both you and Company.

12.                                 You also understand and agree that this Agreement is not intended to be and is not an admission of any fact or wrongdoing or liability by the Company or the Company Releasees.

                To accept this Agreement, please date and sign this letter and return it to me.  Once you do so, you will still have an additional seven days in which to revoke your acceptance. To revoke, you must send me a written statement of revocation by registered mail, return receipt requested. In order for you to revoke the Agreement, I will need to receive your written notification of revocation no later than 11:59 p.m. on the seventh day following the Effective Date.  The Agreement will not be effective and enforceable until the revocation period has expired.

John, Please call with questions at any time.  The Company and I wish you every success in your future endeavors.

Sincerely,

/s/ Ruthann S. Yamanaka

Ruthann S. Yamanaka
Senior Vice President
People Services Group

Attachments

By signing this letter, I acknowledge that I have had the opportunity to review this Agreement carefully with an attorney of my choice; that I have read and understand the terms of the Agreement; and that I voluntarily agree to them.

Dated:	April 3, 2003

/s/ John B. Happ

Pursuant to 29 C.F.R. § 1625.22(e)(6), I hereby knowingly and voluntarily waive the twenty-one (21) day pre-execution consideration period set forth in Older Workers Benefit Protection Act (29 U.S.C. § 626(f)(1)(F)(i)).

Dated:	4/3/03

John B. Happ